Exhibit 23.4

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of LiveXLive Media, Inc. on Amendment No. 4 to Form S-1 (File No. 333-217893) of our report dated March 28, 2017, with respect to our audits of the consolidated financial statements of Snap Interactive, Inc. as of December 31, 2016 and 2015 and for each of the years then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

New York, NY

October 16, 2017